Exhibit 99.3

Dear IEC Customers,

We are writing to provide you a courtesy notification regarding the recently announced agreement between IEC Electronics Corp (NASDAQ: IEC) and Creation Technologies. Attached you will find a copy of the press release.

I want to make sure that you have some basic facts about this possible transaction:

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Creation Technologies (www.creationtech.com) intends to acquire IEC Electronics. Creation is a financially strong EMS company with 3,200 employees in 10 sites located across the USA, Canada, Mexico, and China.

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Creation has a strong employee culture grounded in their 6 core values: Entrepreneurship, Boldness, Preparedness, Integrity, Openness, and Respect. The company has won Circuit Assembly’s awards for customer service for seven consecutive years. Creation was attracted to IEC because of our strong reputation in the A&D market, our strategic positioning in the medical and tech industrial sectors, as well as our longstanding customer relationships.

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The acquisition is premised on a broadening of services that the combination of the two companies can provide; it builds a larger, more successful, more global, EMS company. There are currently no planned site closures or rationalizations as a result of this combination.

Assuming a successful completion of the transaction, IEC will become a wholly-owned subsidiary of Creation Technologies. Creation is eager to partner with us and help us grow as we continue to build on the world class products and services that we offer. We do not anticipate any interruption to our customers and that this proposed transaction will only have a positive effect on our on-ongoing operations.

Please do not hesitate to contact your customer manager or me with any questions or concerns.

Sincerely,

Jeffrey T. Schlarbaum

President & Chief Executive Officer

Corporate Headquarters

328 Silver Hill Rd Newark, NY 14513    P| 315.331.7742    F| 315.331.3547

www.iec-electronics.com

Additional Information and Where to Find It

In connection with the proposed acquisition of the IEC Electronics Corp. (the “Company” or “IEC”), CTI Acquisition Corp. (“Purchaser”), a wholly owned subsidiary of Creation Technologies International Inc. (“Parent”), will commence a tender offer for all of the Company’s outstanding shares of common stock, par value $0.01 per share (the “Common Stock”). The tender offer for Common Stock has not yet commenced. This communication is neither an offer to buy nor the solicitation of an offer to sell any securities. It is also not a substitute for the tender offer materials that Purchaser will file with the U.S. Securities and Exchange Commission (“SEC”) upon commencement of the tender offer. The solicitation and the offer to buy shares of Common Stock will be made only pursuant to an offer to purchase and related materials that Purchaser intends to file with the SEC. At the time the tender offer is commenced, Purchaser will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Tender Offer Statement on Schedule TO (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement on Schedule 14D-9 will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to the Company’s stockholders when available and may also be obtained by contacting IEC’s Corporate Secretary at (315) 331-7742. In addition, all of these materials (and all other tender offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov upon filing with the SEC. IEC’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PURCHASER OR IEC WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PURCHASER AND IEC.

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s pending acquisition by Parent and Purchaser (the “Transaction”), including the expected timing of the closing of the Transaction and considerations taken into account by the Company’s Board of Directors in approving the Transaction. These forward-looking statements involve risks and uncertainties, many of which are outside management’s control. If any of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include risks associated with: the risk that the conditions to the closing of the Transaction are not satisfied, including the risk that a sufficient number of IEC’s stockholders do not participate in the Transaction; the risk that the merger agreement may be terminated in circumstances that require IEC to pay a termination fee; potential litigation relating to the Transaction; the failure to satisfy other conditions to completion of the Transaction, including the receipt of all regulatory approvals related to the Transaction (and any conditions, limitations or restrictions placed on these approvals); the failure of the Parent to consummate the necessary financing

Corporate Headquarters

328 Silver Hill Rd Newark, NY 14513    P| 315.331.7742    F| 315.331.3547

www.iec-electronics.com

arrangements; risks that the tender offer and related transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the proposed transactions; the effects of local and national economic, credit and capital market conditions on the economy in general, including the continued impact of the COVID-19 pandemic, and other risks and uncertainties; uncertainties as to the timing of the consummation of the Transaction and the ability of each party to consummate the Transaction; and the risks described in the filings that the Company makes with the SEC from time to time, including the risks described under the headings “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K, which was filed with the SEC on November 20, 2020, and in the Company’s latest Quarterly Report on Form 10-Q, which was filed with the SEC on May 5, 2021 and which should be read in conjunction with its financial results and forward-looking statements. The Company’s filings with the SEC are available on the Investors page of its website at www.iec-electronics.com. All forward-looking statements in this communication are based on information available to the Company as of the date of this communication, and the Company does not assume, and expressly disclaims, any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Corporate Headquarters

328 Silver Hill Rd Newark, NY 14513    P| 315.331.7742    F| 315.331.3547

www.iec-electronics.com